Exhibit 99.1

Investor Contact:	Media Contact:
Angie McCabe	Brad Kieffer
(818) 676-8692	(818) 676-6833
angie.mccabe@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS THIRD QUARTER 2013 GAAP NET INCOME

OF $66.8 MILLION, OR $0.83 PER DILUTED SHARE

LOS ANGELES, November 7, 2013 – Health Net, Inc. (NYSE: HNT) today announced 2013 third quarter GAAP net income of $66.8 million, or $0.83 per diluted share, compared with GAAP net income of $18.0 million, or $0.22 per diluted share, for the third quarter of 2012.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $0.83 per diluted share in the third quarter of 2013 compared with $0.38 per diluted share in the third quarter of 2012.

Highlights from the third quarter of 2013 include:

1.	approximately $35.0 million in pretax income from favorable California Medicaid rate adjustments for seniors and persons with disabilities members and primarily related to prior periods;

2.	the California Medicaid medical care ratio (MCR) improved quarter-over-quarter primarily due to the favorable rate adjustments noted above; the impact of rate increases that became effective on October 1, 2012; reinstated California Medicaid premium taxes on premium revenues that became effective in the second quarter of 2013; higher premium revenues as a result of the company’s settlement agreement with California’s Department of Health Care Services; and a continuation of lower health care cost trends;

3.	the commercial MCR improved sequentially and quarter-over-quarter as a result of lower utilization and the continuing mix shift to small employer groups and tailored network products; and

4.	the commercial gross margin PMPM grew by more than 20 percent quarter-over-quarter.

“We continue to achieve significant milestones in our preparations for the compelling opportunities in front of us in 2014 and beyond. With this in mind, we know that it is important that we continue to produce consistent operating performance in 2013,” said Jay Gellert, Health Net’s chief executive officer. “We believe that our 2013 third quarter results demonstrated that we are on track to do so.”

“We expected some resolution of our California Medicaid settlement process in 2013. The rate adjustments that occurred in the third quarter of 2013 will help compensate for general and administrative spending in the fourth quarter as we prepare for 2014,” Gellert added.

“For the full year 2013, we are maintaining our GAAP earnings per diluted share guidance of $2.10 to $2.20 and our guidance of $2.20 to $2.30 per diluted share for the combined Western Region and Government Contracts segments,” said Gellert.

CONSOLIDATED RESULTS

Health Net’s total revenues in the third quarter of 2013 were essentially flat at approximately $2.8 billion compared with the third quarter of 2012.

Health plan services premium revenues in the third quarter of 2013 were essentially flat at approximately $2.6 billion compared with the third quarter of 2012.

Health plan services expenses decreased by 3.7 percent to approximately $2.2 billion in the third quarter of 2013 from $2.3 billion in the third quarter of 2012.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at September 30, 2013 was approximately 2.5 million members, a decrease of approximately 3.4 percent from enrollment at September 30, 2012.

Total enrollment in the company’s California health plans at September 30, 2013 decreased approximately 1.6 percent from enrollment at September 30, 2012.

Western Region commercial enrollment at September 30, 2013 was 1.1 million, a decrease of 12.1 percent compared with enrollment at September 30, 2012.

Membership in tailored network products represented 36.8 percent of the company’s Western Region commercial membership at September 30, 2013 compared with 34.6 percent at September 30, 2012. In California, enrollment in small group tailored network products grew by 11.1 percent from September 30, 2012 to September 30, 2013.

“The mix of our commercial business continues to shift from full network to tailored network products and is an important factor driving the quarter-over-quarter gross margin improvement in our commercial business,” said Jim Woys, Health Net’s chief operating officer. “We believe this positions us well for the health insurance exchanges in 2014.”

“We are unable to add as many new members as we had expected in the second half of 2013 due to changes in the individual and small group markets ahead of 2014. For this reason, we are lowering our full year 2013 commercial enrollment guidance from a decline of 8 percent to 9 percent to an expected decline of 11 percent to 12 percent,” Woys added.

Enrollment in the company’s Medicare Advantage (MA) plans in the Western Region at September 30, 2013 was 239,000 members, an increase of 3.5 percent compared with September 30, 2012.

Medicaid enrollment in California at September 30, 2013 was 1.1 million members, an increase of 57,000 members, or 5.3 percent, from September 30, 2012.

Revenues

Western Region total revenues of approximately $2.6 billion in the third quarter of 2013 were essentially flat compared with the third quarter of 2012.

Net investment income for the Western Region was approximately $11.3 million in the third quarter of 2013 compared with approximately $17.1 million in the second quarter of 2013 and $16.4 million in the third quarter of 2012.

Health Plan Services Expenses

Health plan services expenses in the Western Region were approximately $2.2 billion in the third quarter of 2013 compared with approximately $2.3 billion in the third quarter of 2012.

Commercial Premium Yield and Health Care Cost Trends

In the Western Region, commercial premiums per member per month (PMPM) increased by 2.6 percent to approximately $387 in the third quarter of 2013 compared with approximately $377 in the third quarter of 2012.

Commercial health care costs PMPM in the Western Region decreased by 0.3 percent to approximately $326 in the third quarter of 2013 compared with approximately $327 in the third quarter of 2012.

“Because we have been unable to sell as many lower premium small group and individual products in the second half of 2013 as we had planned, we now expect the full year 2013 commercial premium yield PMPM to be approximately 2.5 percent versus previous expectations of approximately 2.0 percent,” said Woys. “In addition, we now expect commercial health care costs PMPM to be approximately 385 basis points less than our revised commercial premium yield expectations for the full year 2013.”

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 84.3 percent in the third quarter of 2013 compared with 88.5 percent in the third quarter of 2012.

The Western Region commercial MCR was 84.2 percent in the third quarter of 2013 compared with 86.7 percent in the third quarter of 2012 and 84.9 percent in the second quarter of 2013.

The MA MCR in the Western Region was 89.9 percent in the third quarter of 2013 compared with 90.1 percent in the third quarter of 2012.

The Medicaid MCR was 79.4 percent in the third quarter of 2013 compared with 91.6 percent in the third quarter of 2012.

General and Administrative (G&A) and Selling Expenses

G&A expense in the Western Region was $267.1 million in the third quarter of 2013 compared with $218.4 million in the third quarter of 2012 and $284.1 million in the second quarter of 2013. The G&A expense ratio was 10.2 percent in the third quarter of 2013 compared with 8.5 percent in the third quarter of 2012 and 11.0 percent in the second quarter of 2013.

California Medicaid premium taxes were $25.6 million in third quarter of 2013 and contributed 90 basis points to the G&A expense ratio. There were no such comparable premium taxes in the third quarter of 2012.

GOVERNMENT CONTRACTS SEGMENT

Government Contracts revenues in the third quarter of 2013 were $149.3 million compared with $169.8 million in the third quarter of 2012.

Government Contracts expenses in the third quarter of 2013 were $125.8 million compared with $148.7 million in the third quarter of 2012.

The company noted that Government Contracts revenues and expenses in the third quarter of 2013 declined compared with the third quarter of 2012 primarily due to the new Military and Family Life Counseling contract that began in the fourth quarter of 2012.

BALANCE SHEET

Cash and investments as of September 30, 2013 were approximately $2.3 billion compared with approximately $2.0 billion as of September 30, 2012.

Reserves for claims and other settlements as of September 30, 2013 were $990.2 million compared with $1.0 billion as of September 30, 2012 and $1.0 billion as of June 30, 2013.

Days claims payable (DCP) for the third quarter of 2013 was 41.5 days compared with 41.6 days in the third quarter of 2012 and 42.1 days in the second quarter of 2013.

On an adjusted1 basis, DCP for the third quarter of 2013 was 61.1 days compared with 57.7 days in the third quarter of 2012 and 58.4 days in the second quarter of 2013.

The company’s debt-to-total capital ratio was 23.8 percent as of September 30, 2013 compared with 24.4 percent as of September 30, 2012 and 25.6 percent as of June 30, 2013.

CASH FLOW FROM OPERATIONS

Operating cash flow was approximately $302.2 million in the third quarter of 2013.

“Our strong operating cash flow was primarily the result of expected payments related to Medicare risk adjusters and an additional monthly California Medicaid payment,” said Joseph Capezza, Health Net’s chief financial officer.

The company noted that cash and investments at the parent were approximately $148.0 million at September 30, 2013.

DIVESTED OPERATIONS AND SERVICES SEGMENT

The company’s third quarter 2012 financial results for its Divested Operations and Services segment included in this release and the attached financial tables include items related to the run-out of the Northeast business and transition-related revenues and expenses related to the Medicare PDP business that was sold on April 1, 2012.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

2013 GUIDANCE

Below is a table with specific 2013 guidance metrics.

Metric	2013 Guidance
Year-end membership(a)(c)	Commercial: -11% to -12% (previously: -8% to -9%) Medicaid: +4% to +6% Medicare Advantage: +2% to +3% (previously: +1% to +2%) Total health plan membership: -2% to -3% (previously: -1% to -2%)
Consolidated revenues(b)	~$10.7 billion to $11.2 billion
Commercial premium yields PMPM(a)(c)	~ +2.5% (previously: ~ +2.0%)
Commercial health care costs PMPM(a)(c)	~385 basis points < premium yields PMPM (previously: ~ 460 basis points < premium yields PMPM)
Selling cost ratio(a)	~2.3% to 2.4%
G&A expense ratio(a)	~10.0% to 10.5%
Tax rate(b)	38.0% to 38.5%
Weighted-average fully diluted shares outstanding	~80.0 million to 81.0 million
GAAP EPS	$2.10 to $2.20
Western Region and Government Contracts EPS	$2.20 to $2.30

(a)	For the company’s Western Region Operations segment
(b)	For the combined Western Region Operations and Government Contracts segments
(c)	These estimates are in comparison to reported 2012 amounts

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s third quarter 2013 financial results during a conference call on Thursday, November 7, 2013, beginning at approximately 11:00 a.m. Eastern time. The live conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(866) 393-1637 (Live – Domestic Toll-Free)	(855) 859-2056 (Replay – Domestic Toll-Free)
(706) 643-5711 (Live – International)	(404) 537-3406 (Replay – International)

The access code for the live conference call and replay is 73742408. A replay of the conference call will be available through November 12, 2013. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call or webcast will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013, and other reports filed by Health Net from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 5.3 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, U.S. Department of Defense, including TRICARE, and Veterans Affairs programs. Through its subsidiaries, Health Net also offers behavioral health, substance abuse and employee assistance programs, managed health care products related to prescription drugs, managed health care product coordination for multi-region employers, and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and regulation of health benefits and managed care operations, including the ultimate impact of the Affordable Care Act, which could materially adversely affect the company’s financial condition, results of operations and cash flows through, among other things, reduced revenues, new taxes, expanded liability, and increased costs (including medical, administrative, technology or other costs), and require changes to the ways in which the company does business; the company’s ability to successfully participate in California’s Coordinated Care Initiative, the Covered California health insurance exchanges and/or Arizona’s Medicaid program; rising health care costs; the timing of collections on amounts receivable from state and federal governments and agencies, including collections of amounts owed under the T-3 contract; negative prior period claims reserve developments; continued slow economic growth or a further decline in the economy; trends in medical care ratios; membership declines; unexpected utilization patterns or unexpectedly severe or widespread illnesses; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; failure to effectively oversee our third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; liabilities incurred in connection with the company’s divested operations; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013.

Eight pages of tables follow.

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Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				June 30, 2013		September 30, 2012
	September 30,	June 30,	September 30,	Increase/	%	Increase/	%
	2013	2013	2012	(Decrease)	Change	(Decrease)	Change
California
Large Group	576	608	714	(32)	(5.3)%	(138)	(19.3)%
Small Group and Individual	346	339	307	7	2.1%	39	12.7%

Commercial Risk	922	947	1,021	(25)	(2.6)%	(99)	(9.7)%
Medicare Advantage	149	146	143	3	2.1%	6	4.2%
Medi-Cal	1,126	1,118	1,069	8	0.7%	57	5.3%

Total California	2,197	2,211	2,233	(14)	(0.6)%	(36)	(1.6)%

Arizona
Large Group	59	64	84	(5)	(7.8)%	(25)	(29.8)%
Small Group and Individual	54	56	59	(2)	(3.6)%	(5)	(8.5)%

Commercial Risk	113	120	143	(7)	(5.8)%	(30)	(21.0)%
Medicare Advantage	43	43	43	0	0.0%	0	0.0%

Total Arizona	156	163	186	(7)	(4.3)%	(30)	(16.1)%

Northwest
Large Group	24	23	30	1	4.3%	(6)	(20.0)%
Small Group and Individual	42	43	58	(1)	(2.3)%	(16)	(27.6)%

Commercial Risk	66	66	88	0	0.0%	(22)	(25.0)%
Medicare Advantage	47	47	45	0	0.0%	2	4.4%

Total Northwest	113	113	133	0	0.0%	(20)	(15.0)%

Total Health Plan Enrollment
Large Group	659	695	828	(36)	(5.2)%	(169)	(20.4)%
Small Group and Individual	442	438	424	4	0.9%	18	4.2%

Commercial Risk	1,101	1,133	1,252	(32)	(2.8)%	(151)	(12.1)%
Medicare Advantage	239	236	231	3	1.3%	8	3.5%
Medi-Cal/Medicaid	1,126	1,118	1,069	8	0.7%	57	5.3%

Western Region Operations	2,466	2,487	2,552	(21)	(0.8)%	(86)	(3.4)%

TRICARE - North Contract Eligibles	2,865	2,865	2,884	0	0.0%	(19)	(0.7)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				June 30, 2013		September 30, 2012
	September 30,	June 30,	September 30,	Increase/	%	Increase/	%
	2013	2013	2012	(Decrease)	Change	(Decrease)	Change
Large Group
California	576	608	714	(32)	(5.3)%	(138)	(19.3)%
Arizona	59	64	84	(5)	(7.8)%	(25)	(29.8)%
Northwest	24	23	30	1	4.3%	(6)	(20.0)%

	659	695	828	(36)	(5.2)%	(169)	(20.4)%

Small Group and Individual
California	346	339	307	7	2.1%	39	12.7%
Arizona	54	56	59	(2)	(3.6)%	(5)	(8.5)%
Northwest	42	43	58	(1)	(2.3)%	(16)	(27.6)%

	442	438	424	4	0.9%	18	4.2%

Commercial Risk
California	922	947	1,021	(25)	(2.6)%	(99)	(9.7)%
Arizona	113	120	143	(7)	(5.8)%	(30)	(21.0)%
Northwest	66	66	88	0	0.0%	(22)	(25.0)%

	1,101	1,133	1,252	(32)	(2.8)%	(151)	(12.1)%

Medicare Advantage
California	149	146	143	3	2.1%	6	4.2%
Arizona	43	43	43	0	0.0%	0	0.0%
Northwest	47	47	45	0	0.0%	2	4.4%

	239	236	231	3	1.3%	8	3.5%
Medi-Cal/Medicaid
California	1,126	1,118	1,069	8	0.7%	57	5.3%
Total Health Plan Enrollment
Large Group	659	695	828	(36)	(5.2)%	(169)	(20.4)%
Small Group and Individual	442	438	424	4	0.9%	18	4.2%

Commercial Risk	1,101	1,133	1,252	(32)	(2.8)%	(151)	(12.1)%
Medicare Advantage	239	236	231	3	1.3%	8	3.5%
Medi-Cal/Medicaid	1,126	1,118	1,069	8	0.7%	57	5.3%

Western Region Operations	2,466	2,487	2,552	(21)	(0.8)%	(86)	(3.4)%

TRICARE - North Contract Eligibles	2,865	2,865	2,884	0	0.0%	(19)	(0.7)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
REVENUES:
Health plan services premiums	$2,606,754	$2,578,874	$2,578,689
Government contracts	149,342	139,942	169,811
Net investment income	11,276	17,143	16,355
Administrative services fees and other income	7,659	2,472	1,854
Divested operations and services revenue	—	—	12,863

Total revenues	2,775,031	2,738,431	2,779,572

EXPENSES:
Health plan services	2,196,561	2,191,918	2,281,388
Government contracts	125,334	127,400	151,815
General and administrative	267,683	291,437	222,425
Selling	59,498	57,769	61,053
Depreciation and amortization	9,402	9,514	7,907
Interest	7,973	8,365	8,021
Divested operations and services expense	—	—	17,587

Total expenses	2,666,451	2,686,403	2,750,196

Income from continuing operations before income taxes	108,580	52,028	29,376
Income tax provision	41,740	18,545	8,898

Income from continuing operations	66,840	33,483	20,478

Discontinued operation:
Loss on sale of discontinued operation, net of tax	—	—	(2,450)

Loss on discontinued operation, net of tax	—	—	(2,450)

Net income	$66,840	$33,483	$18,028

Net income per share-basic:
Income from continuing operations	$0.84	$0.42	$0.25
Loss on discontinued operation, net of tax	—	—	(0.03)

Net income per share-basic	$0.84	$0.42	$0.22

Net income per share-diluted:
Income from continuing operations	$0.83	$0.42	$0.25
Loss on discontinued operation, net of tax	—	—	(0.03)

Net income per share-diluted	$0.83	$0.42	$0.22

Weighted average shares outstanding:
Basic	79,432	79,367	81,607
Diluted	80,441	80,085	82,039

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30,	June 30,	September 30,
	2013	2013	2012
ASSETS
Current Assets
Cash and cash equivalents	$686,139	$279,618	$312,579
Investments - available for sale	1,580,032	1,632,466	1,671,678
Premiums receivable, net	343,502	579,206	310,804
Amounts receivable under government contracts	194,820	205,168	206,560
Other receivables	69,885	52,283	244,924
Deferred taxes	78,257	80,382	40,647
Other assets	103,685	119,015	151,042

Total current assets	3,056,320	2,948,138	2,938,234

Property and equipment, net	195,954	190,394	174,932
Goodwill	565,886	565,886	565,886
Other intangible assets, net	14,699	15,556	18,128
Deferred taxes	3,394	5,503	5,737
Investments - available for sale - noncurrent	52,637	18,332	—
Other noncurrent assets	152,611	137,644	107,386

Total Assets	$4,041,501	$3,881,453	$3,810,303

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$990,195	$1,013,086	$1,032,248
Health care and other costs payable under government contracts	55,532	76,231	58,410
Unearned premiums	129,081	124,205	128,194
Accounts payable and other liabilities	544,704	392,647	325,636

Total current liabilities	1,719,512	1,606,169	1,544,488
Senior notes payable	399,248	399,197	399,044
Deferred taxes	1,746	—	—
Borrowings under revolving credit facility	100,000	125,000	100,000
Other noncurrent liabilities	220,404	226,863	220,489

Total Liabilities	2,440,910	2,357,229	2,264,021

Stockholders’ Equity
Common stock	150	150	149
Additional paid-in capital	1,370,744	1,360,749	1,323,150
Treasury common stock, at cost	(2,179,503)	(2,178,121)	(2,092,459)
Retained earnings	2,443,895	2,377,055	2,287,511
Accumulated other comprehensive (loss) income	(34,695)	(35,609)	27,931

Total Stockholders’ Equity	1,600,591	1,524,224	1,546,282

Total Liabilities and Stockholders’ Equity	$4,041,501	$3,881,453	$3,810,303

Debt-to-Total Capital Ratio	23.8%	25.6%	24.4%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Quarter Ended	Quarter Ended	Quarter Ended
	September 30,	June 30,	September 30,
	2013	2013	2012 (a)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$66,840	$33,483	$18,028
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	9,402	9,514	7,907
Share-based compensation expense	6,511	6,942	5,346
Deferred income taxes	5,573	9,169	15,430
Excess tax benefits from share-based compensation	(21)	(36)	—
Loss on sale of discontinued operation	—	—	2,450
Net realized gain on sale on investments	(370)	(5,647)	(4,272)
Other changes	8,040	6,845	(215)
Changes in assets and liabilities:
Premiums receivable and unearned premiums	240,580	(75,298)	(200,559)
Other current assets, receivables and noncurrent assets	(1,528)	20,054	(25,847)
Amounts receivable/payable under government contracts	2,013	3,160	23,972
Reserves for claims and other settlements	(22,891)	(84,658)	(22,841)
Accounts payable and other liabilities	(11,954)	(29,813)	11,238

Net cash provided by (used in) operating activities	302,195	(106,285)	(169,363)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	80,380	218,593	117,584
Maturities of investments	21,396	21,346	28,715
Purchases of investments	(92,602)	(194,361)	(272,614)
Purchases of property and equipment	(15,831)	(13,075)	(17,370)
Sales and purchases of restricted investments and other	(2,108)	(1,418)	(871)

Net cash (used in) provided by investing activities	(8,765)	31,085	(144,556)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	2,469	1,216	—
Repurchases of common stock	(105)	(70)	(40,536)
Excess tax benefits from share-based compensation	21	36	—
Borrowings under financing arrangements	—	233,000	10,000
Repayment of borrowings under financing arrangements	(25,000)	(208,000)	—
Net increase (decrease) in checks outstanding, net of deposits	(99,394)	99,368	34
Customer funds administered	235,100	(1,067)	23,856

Net cash provided by (used in) financing activities	113,091	124,483	(6,646)

Net increase (decrease) in cash and cash equivalents	406,521	49,283	(320,565)

Cash and cash equivalents, beginning of period	279,618	230,335	633,144

Cash and cash equivalents, end of period	$686,139	$279,618	$312,579

(a)	Reflects reclassification of $44,596 from cash flow from operating activities to cash flow from financing activities to conform to 2013 presentation.

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended September 30, 2013				Quarter Ended June 30, 2013				Quarter Ended September 30, 2012
											Divested
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[4]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Operations and Services[5]	Corporate/ Other[6]	Consolidated
Commercial premiums	$1,279,834			$1,279,834	$1,298,569			$1,298,569	$1,420,370				$1,420,370
Medicare premiums	685,340			685,340	688,579			688,579	682,924				682,924
Medicaid premiums	641,580			641,580	591,726			591,726	475,395				475,395

Health plan services premiums	2,606,754			2,606,754	2,578,874			2,578,874	2,578,689				2,578,689
Government contracts		149,342		149,342		139,942		139,942		169,811			169,811
Net investment income	11,276			11,276	17,143			17,143	16,355				16,355
Administrative services fees and other income	7,659			7,659	2,472			2,472	1,843		11		1,854
Divested operations and services revenue											12,863		12,863

Total revenues	2,625,689	149,342		2,775,031	2,598,489	139,942		2,738,431	2,596,887	169,811	12,874		2,779,572
Health plan services	2,196,561			2,196,561	2,191,918			2,191,918	2,281,354		34		2,281,388
Government contracts		125,841	(507)	125,334		121,826	5,574	127,400		148,705		3,110	151,815
G&A excluding insurance, taxes and fees	227,196		597	227,793	225,615		7,324	232,939	201,845		(332)	4,115	205,628
Insurance, taxes and fees	39,890			39,890	58,498			58,498	16,555		242		16,797

G&A including insurance, taxes and fees	267,086		597	267,683	284,113		7,324	291,437	218,400		(90)	4,115	222,425
Selling	59,498			59,498	57,769			57,769	61,053				61,053
Depreciation and amortization	9,402			9,402	9,514			9,514	7,907				7,907
Interest	7,973			7,973	8,365			8,365	8,021				8,021
Divested operations and services expense											17,587		17,587

Total expenses	2,540,520	125,841	90	2,666,451	2,551,679	121,826	12,898	2,686,403	2,576,735	148,705	17,531	7,225	2,750,196

Income (loss) from continuing operations before income taxes	85,169	23,501	(90)	108,580	46,810	18,116	(12,898)	52,028	20,152	21,106	(4,657)	(7,225)	29,376
Income tax provision (benefit)	32,184	9,591	(35)	41,740	16,023	7,537	(5,015)	18,545	1,640	8,372	(1,946)	832	8,898

Income (loss) from continuing operations	$52,985	$13,910	$(55)	$66,840	$30,787	$10,579	$(7,883)	$33,483	$18,512	$12,734	$(2,711)	$(8,057)	$20,478

Basic earnings (loss) per share from continuing operations	$0.67	$0.18	$—	$0.84	$0.39	$0.13	$(0.10)	$0.42	$0.23	$0.16	$(0.03)	$(0.10)	$0.25
Diluted earnings (loss) per share from continuing operations	$0.66	$0.17	$—	$0.83	$0.39	$0.13	$(0.10)	$0.42	$0.23	$0.15	$(0.03)	$(0.10)	$0.25
Basic weighted average shares outstanding	79,432	79,432	79,432	79,432	79,367	79,367	79,367	79,367	81,607	81,607	81,607	81,607	81,607
Diluted weighted average shares outstanding	80,441	80,441	79,432	80,441	80,085	80,085	79,367	80,085	82,039	82,039	81,607	81,607	82,039

Pretax margin	3.2%				1.8%				0.78%
Commercial premium yield	2.6%				2.0%				4.7%
Commercial premium PMPM	$386.69				$380.30				$376.89
Commercial health care cost trend	-0.3%				-2.3%				7.1%
Commercial health care cost PMPM	$325.62				$322.98				$326.60
Commercial MCR	84.2%				84.9%				86.7%
Medicare Advantage MCR	89.9%				89.9%				90.1%
Medicaid MCR	79.4%				79.5%				91.6%
Health plan services MCR	84.3%				85.0%				88.5%
G&A expense ratio	10.2%				11.0%				8.5%
Selling costs ratio	2.3%				2.2%				2.4%

1	Includes the operations of the company’s commercial, Medicare and Medicaid health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Includes litigation reserve true-up related to previous accrual for lawsuit and related legal expenses. Also includes reserve true-up related to previous accrual for severance expenses.

4	Primarily severance expense.

5	Includes items related to the run-out of the Northeast business sold in 2009 and transition and run-out related expenses related to the Medicare PDP business that was sold on April 1, 2012.

6	Includes litigation reserve true-ups related to previous accruals for lawsuits and related legal expenses. Also includes costs related to the Company’s G&A cost reduction efforts and/or operations strategy.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q3 2013	Q2 2013	Q3 2012
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements—GAAP	$990.2	$1,013.1	$1,032.2
Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(80.1)	(143.1)	(126.3)

(2) Reserve for Claims and Other Settlements—Adjusted	$910.1	$870.0	$905.9
(3) Health Plan Services Cost—GAAP	$2,196.6	$2,191.9	$2,281.4
Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(827.3)	(836.9)	(835.9)

(4) Health Plan Services Cost—Adjusted	$1,369.3	$1,355.0	$1,445.5
(5) Number of Days in Period	92	91	92
= (1) / (3) * (5) Days Claims Payable—GAAP Basis (using end of period reserve amount)	41.5	42.1	41.6
= (2) / (4) * (5) Days Claims Payable—Adjusted Basis (using end of period reserve amount)	61.1	58.4	57.7

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 9/2013	FY 2012	FY 2011
Reserve for claims (a), beginning of period	$808.7	$720.8	$727.5
Incurred claims related to:
Current Year (f)	3,495.0	4,950.9	4,733.0
Prior Years (c)	(55.9)	34.5	(96.5)

Total Incurred (b)	3,439.1	4,985.4	4,636.5

Paid claims related to:
Current Year	2,720.2	4,156.6	4,024.4
Prior Years	726.5	740.9	618.8

Total Paid (b)	3,446.7	4,897.5	4,643.2

Reserve for claims (a), end of period	801.1	808.7	720.8
Add:
Claims Payable (d)	82.5	91.6	111.0
Other (e)	106.6	137.7	80.3

Reserves for claims and other settlements, end of period	$990.2	$1,038.0	$912.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The favorable development related to prior years that was recorded in the nine months ended September 30, 2013 and in 2011 resulted from claims being settled for amounts less than originally estimated. In 2013, this was primarily due to the absence of moderately adverse conditions. In 2011, this was primarily due to lower than expected health care cost trends. The favorable developments related to prior years that were recorded in 2013 and 2011 do not directly correspond to an increase in our operating results for those periods because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The unfavorable development in estimated prior years’ health care costs for 2012 primarily resulted from significant delays in claims submissions for the fourth quarter of 2011 arising from issues related to a new billing format required by HIPAA combined with an unanticipated flattening of commercial trends.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $53 million, $53 million and $48 million as of September 30, 2013, December 31, 2012, and December 31, 2011, respectively.